EXHIBIT 5.1

                  OPINION OF APPLEBY, SPURLING & KEMPE,
             SPECIAL COUNSEL TO THE COMPANY, REGARDING THE
              LEGALITY OF THE COMMON STOCK BEING REGISTERED

APPLEBY SPURLING & KEMPE
Barristers & Attorneys


                                      Your Ref:
Cedar House, 41 Cedar Avenue, Hamilton HM
12, Bermuda
                                       Our Ref:
Mail: P.O. Box HM 1179, Hamilton HM EX,        HG/cm/101380.3
Bermuda                                        Direct Telephone: +441 298 3218
Telephone: 441 295 2244                        Direct Fax: +441 298 3353
Fax: 441 292 8666/441 295 5328                 Direct e-mail: hgillespie@ask.bm
e-mail:  askcorp@ask.bm
Website:  www.ask.bm


                                                April 4, 2000


Securities and Exchange Commission
450 Fifth Avenue, NW
Washington, DC 20549
USA

Dear Sirs

CORECOMM LIMITED (THE "COMPANY") - REGISTRATION STATEMENT ON FORM S-8
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We have acted as legal counsel in Bermuda to the Company in connection with
(i) the Registration Statement on Form S-8 (the "Registration Statement") which the Company is filing to register (a) 2.88 million shares of its common stock, par value $0.01 per share (the "Common Stock"), under the Securities Act of 1933, as amended (the "Securities Act"), issuable under the CoreComm Limited 2000 Special Stock Option Plan (the "Plan") and (ii) the Stockholder Rights Agreement, dated as of August 18, 1998, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent
(the "Rights Agreement"), which provides for one right (the "Right") to purchase shares of the Company's Series A Junior Participating Preferred Stock to be attached to and issued with each share of Common Stock.

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In connection with this opinion, we have examined and are familiar with originals or copies of (i) the Memorandum of Association and Bye-laws of the Company, (ii) an officer's certificate and resolutions of the Board of Directors of the Company relating to the Plan and the Rights Agreement (collectively the "Resolutions"), (iii) the Registration Statement, (iv) the Plan, (v) the Rights Agreement and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

ASSUMPTIONS
-----------

In stating our opinion we have assumed:

(1) the authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, notarized or photostatic copies;

(2)     the genuineness of all signatures on the documents we have reviewed;

(3) the authority, capacity and power of each of the persons other than the Company, signing the documents which we have reviewed;

(4) that any factual statements made in any of the Registration Statement, the Rights Agreement and the Plan and any of the exhibits thereto are true, accurate and complete in all respects material to this opinion;

(5) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the adoption, execution or delivery of the Plan or the Rights Agreement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Plan or the Rights Agreement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(6) that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout.

(7) that the Rights Agent has no express or constructive knowledge of any circumstance whereby any Director of the Company, when the Board of Directors of the Company passed the Resolutions, failed to discharge his fiduciary duty owed to the Company and to act honestly and in good faith with a view to the best interests of the Company;

(8) that the Company has entered into its obligations under the Plan and Rights Agreement in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Plan and Rights Agreement would benefit the Company;

(9) that when filed with the Securities and Exchange Commission the Registration Statement will not differ in any material respect from the draft which we have examined;

OPINIONS
--------

Based upon and subject to the foregoing, and to the reservations set out below, we are of the opinion that:

1. The shares of Common Stock, when duly issued and paid for under the circumstances contemplated by the Registration Statement and in accordance with the Resolutions and the Plan, will be validly issued, fully paid and nonassessable.

2. The Rights, when issued in accordance with the Rights Agreement, will be validly issued.

RESERVATIONS
------------

We have the following reservations:

(a) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b) Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully- paid shares of the company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the company, either in order to complete payment for their shares, to satisfy claims of creditors of the company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the company.

DISCLOSURE
----------

This opinion is addressed to you in connection with the registration of Common Stock and the associated Rights with the Securities and Exchange Commission and is not to be made available to, or relied on by any other person or entity, or for any other purpose, without our prior written consent except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein. We consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully,




/s/ Appleby Spurling & Kempe